March 7, 2018

Exchange Listed Funds Trust

10900 Hefner Pointe Drive

Suite 207

Oklahoma City, Oklahoma 73120

Ladies and Gentlemen:

We have acted as counsel to Exchange Listed Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of the Peritus High Yield ETF (the “Acquiring Fund”), a newly created series of the Trust, in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 7, 2018 (the “Registration Statement”), with respect to the Acquiring Fund’s shares of beneficial interest, (collectively, the “Shares”) to be issued in exchange for the transfer of assets and assumption of liabilities of the AdvisorShares Peritus High Yield ETF, a series of AdvisorShares Trust, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	A certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the existence of the Trust;

(b)	A copy, certified by the Secretary of State of the State of Delaware, of the Trust’s Certificate of Trust dated April 3, 2012, as amended June 2, 2015, filed with the Secretary of State (the “Certificate of Trust”);

(c)	A certificate executed by J. Garrett Stevens, the President of the Trust, certifying as to, and attaching copies of, the Trust’s Agreement and Declaration of Trust dated September 10, 2012 (the “Declaration”), the Trust’s By-Laws, as amended December 5, 2013 (the “By-Laws”), and the resolutions adopted by the Board of Trustees of the Trust authorizing the Reorganization and the issuance of the Shares of the Fund (the “Resolutions”);

(d)	A printer’s proof of the Registration Statement; and

(e)	A copy of the form of Agreement and Plan of Reorganization to be entered into by the Trust on behalf of the Acquiring Fund (the “Plan”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed the Registration Statement as filed with the Commission will be in substantially the form of the proof referred to in paragraph (d) above, and the Plan will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (e) above. We have also assumed for purposes of this opinion that the Certificate of Trust, the Declaration, the By-Laws, the Resolutions and the Plan will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of the Shares.

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington, DC 20004	+1.202.739.3000
United States	+1.202.739.3001

Exchange Listed Funds Trust

March 7, 2018

This opinion is based entirely on our review of the documents listed above and such other documents as we have deemed necessary or appropriate for purposes of this opinion and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the Delaware Statutory Trust Act to the extent the same may apply to or govern the transactions referred to herein, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to any state or federal securities laws, including the securities laws of the State of Delaware.  No opinion is given herein as to the choice of law or internal substantive rules of law any tribunal may apply to such transactions.  In addition, to the extent the Certificate of Trust, the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Trust, except for the Delaware Statutory Trust Act, we have assumed compliance by the Trust with the 1940 Act and such other laws and regulations.

We understand all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing and to the further assumptions and limitations hereinafter set forth, it is our opinion that the Shares, when issued and sold in accordance with the Declaration, the By-Laws, the Registration Statement, and the Resolutions, and for the consideration described in the Plan, will be validly issued, fully paid, and nonassessable by the Trust.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances that may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP